FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Completes Amendment and Restatement
of Existing Credit Facility
KNOXVILLE, Tenn. – Oct. 2, 2014 – Team Health Holdings, Inc. ("TeamHealth") (NYSE: TMH), one of the largest providers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, announced today that it has completed the amendment and restatement of its senior credit facility.
"We are very pleased to have completed this amendment and restatement to our senior credit facility and appreciate the outstanding support provided to TeamHealth by our bank group. We have extended our debt maturities, significantly increased our borrowing capacity with the expansion of our Revolving and Term Loan A Facilities, and reduced our average borrowing rate due to the repayment in full of the Term Loan B Facilities. This enhanced credit facility will provide our Company with additional financial capacity and a solid capital structure as we pursue additional opportunities for growth," said Mike Snow, TeamHealth's president and chief executive officer.

The Amendment and Restatement Agreement, among other things, (1) replaced and upsized the existing $275 million Tranche A Term Facility, (2) replaced and upsized the existing $250 million Revolving Credit Facility, (3) extended the maturities of the Tranche A Term Facility and the Revolving Credit Facility from November 1, 2017 to October 2, 2019 and (4) terminated the existing $100 million Incremental Revolving Credit Facility. The Company used proceeds from borrowings under the Tranche A Term Facility and the Revolving Credit Facility to repay in full the existing $250 million Tranche B Term Facility , and pay customary fees and expenses associated with the Amendment and Restatement Agreement, with remaining proceeds retained for other future general corporate purposes. After giving effect to the Amendment and Restatement Agreement, the Tranche A Term Facility was increased to $600 million and the Revolving Credit Facility was increased to $650 million.

J.P. Morgan Securities LLC, Bank of America Merrill Lynch, Fifth Third Bank, Citizens Commercial Banking, and Regions Capital Markets, a division of Regions Bank served as Joint Lead Arrangers and Joint Bookrunners on the refinancing.

To learn more about TeamHealth, please visit the company's website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's website and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States.  Through its 19 regional locations and multiple service lines, TeamHealth's more than 10,000 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 900 civilian and military hospitals, clinics, and physician groups in 46 states. TeamHealth was recently named one of “America’s 100 Most Trustworthy Companies” for 2014 by Forbes magazine. The term "TeamHealth" as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups.  For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc.  (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” expect,” “continue,”
“could,”  “should,” “may,” “plan,” “project,”  “predict” and similar expressions.  The Company cautions  that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.”  Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.  The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.